Exhibit 99.1

Contacts:
Patriot Bank, N.A. 900 Bedford Street Stamford, Ct 06901 www.BankPatriot.com	Richard Muskus Jr, President 203-252-5939	Joseph Perillo Chief Financial Officer 203-252-5954	Michael Carrazza CEO and Chairman 203-251-8230

Patriot National Bancorp (NASDAQ: PNBK) To Acquire Prime Bank

Stamford, CT and Orange, CT- Aug 2, 2017 – Patriot National Bancorp, Inc. (“Patriot” or the “Bancorp”) (PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), and Prime Bank headquartered in Orange, CT (“Prime”) (PMHV:US) jointly announced the signing of a definitive merger agreement pursuant to which Patriot will acquire Prime. The acquisition will expand Patriot’s community banking presence and footprint in Southern Connecticut.

As of June 30, 2017, Prime had approximately $73 million in total assets, $55.8 million in deposits and $27.8 million in total loans.

Under the terms of the agreement Prime shareholders will receive aggregate cash consideration equal to 115% of Prime’s tangible book value as of the closing date. The acquisition will result in a new Patriot branch located in the Town of Orange, in New Haven County. The transaction is anticipated to close in the fourth quarter 2017 and is subject to customary regulatory approvals and Prime shareholder approval.

Patriot Chairman and CEO Michael Carrazza stated, “The acquisition of Prime Bank will support our operating goals of extending Patriot Bank’s footprint, building scale, and improving key operating metrics, all of which ultimately adds value for our shareholders and customers.”

Richard Muskus Jr., Patriot’s President, added,” The acquisition will enable Patriot Bank to expand its consumer and small business relationships, lending operations, and community presence, while offering Prime’s current customers a broader suite of products.”

In the second fiscal quarter of 2017, Patriot reported pre-tax income of $1.4 million and net income of $804 thousand, or $0.21 per diluted share. For the six months ended June 30, 2017, net income was $2.5 million or $0.65 per diluted share. In July 2017, Patriot announced the reinstatement of its dividend policy and declared its first quarterly dividend for shareholders since 2008.

Patriot anticipates that Prime’s branch staff will join Patriot to assist in a seamless transition and continue to help drive growth efforts and customer satisfaction.

Prime CEO Jasper J. Jaser stated, “We are pleased to announce this transaction, as we believe merging into Patriot meets the objectives of our shareholders, customers and employees. Our customers will benefit from increased services and expanded product and lending capabilities; our branch employees will be part of a larger organization and branch network, offering broader career opportunities.” Paul Lutsky, Prime’s Vice President, added, “The merger will support Patriot’s growth strategies, allowing it to leverage its larger capital base and legal lending limits to provide broader lending solutions to Prime’s customers.”

Prime Bank shareholders will receive detailed information about the transaction in a proxy statement that will be sent to them in connection with a special shareholders’ meeting to approve the transaction.

About the Patriot National Bancorp, Inc.

Patriot National Bancorp, Inc. is headquartered in Stamford, Connecticut and the Bank has full service branches in Connecticut and New York.

Since opening its doors in 1994, Patriot’s mission has been to serve its local communities by helping its neighbors and neighborhood businesses thrive. All lending is handled locally and is specific to each borrower, and the commitment to local businesses goes further to connect, support and grow businesses in both the for-profit and nonprofit sectors, along with municipalities. Patriot believes a well-connected community is a strong community—and that together, all will prosper.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release, , including, without limitation, statements as to the acquisition or the impact of the acquisition on Bancorp, statements as to Bancorp’s, Prime’s, or their respective management’s beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to a variety of risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of Patriot, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect Patriot, (12) the application of generally accepted accounting principles, consistently applied, (13) the fact that one period of reported results may not be indicative of future periods, (14) the state of the economy in the greater New York metropolitan area and its particular effect on Patriot’s customers, vendors and communities, (15) risks related to the acquisition, including possible unknown liabilities, (16) the planned acquisition may not close on the terms agreed upon or at all and other risks detailed from time to time in Bancorp’s filings with the Securities and Exchange Commission. Bancorp and Prime disclaim any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.